AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1998
                                                    REGISTRATION NO. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   51-0328154
                      (I.R.S. Employer Identification No.)

          Rodney Square North, 1100 North Market Street, Wilmington, DE
                              19890 (302-651-1000)
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Thomas P. Collins
                          Vice President and Secretary
                          Wilmington Trust Corporation
                               Rodney Square North
                            1100 North Market Street
                           Wilmington, Delaware 19890
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. | | _______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | | ________

------------------------


CALCULATION OF REGISTRATION FEE
Title of Each Class           Amount to be        Proposed Maximum         Amount of
of Securities to be           Registered          Aggregate Offering       Registration Fee(1)
Registered                                        Price(1)

Common Stock                      5,700 (2)       $319,556.25              $ 88.84
   (Par Value $1.00 per share)

Common Stock                      6,000 (2)        336,375.00                93.51
   (Par Value $1.00 per share)   ----------       -----------              -------

Total                            11,700           $655,931.25              $182.35
                                 ==========       ===========              =======





(1) Estimated solely for the purpose of determining the registration fee, calculated on the basis of the proposed aggregated maximum offering price of the common stock; based on the average of the high and low sales prices of the Corporation's common stock on the Nasdaq National Market System on December 16, 1998. Registration fee is calculated pursuant to Rule 457(c).

 (2) Pursuant to Rule 416 under the Securities Act, also includes an indeterminate number of additional shares of common stock that may become issuable upon exercise of options to purchase 11,700 shares of common stock as a result of anti-dilution provisions contained in the options. These additional shares are not included in the above table.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




--------------------------------------------------------------------------------

================================================================================

PROSPECTUS


                          WILMINGTON TRUST CORPORATION

                          11,700 SHARES OF COMMON STOCK


                 The registrant, Wilmington Trust Corporation (the "Corporation"), owns Wilmington Trust Company, the largest full-service bank in Delaware and one of the nation's largest personal trust companies ("WTC"). The Corporation also owns two other financial institutions, Wilmington Trust of Pennsylvania and Wilmington Trust FSB, and another subsidiary which holds investments in three asset management firms. At December 31, 1997, the Corporation had over $100 billion in assets under management or in custody on behalf of customers. Subsidiaries of WTC engage in investment advising, the sale of securities and insurance and related activities.

         The Selling Shareholders listed on page 8 below currently hold options ("Selling Shareholder Options") to acquire 5,700 shares of our common stock. This Prospectus covers the resale by the Selling Shareholders of the shares they may acquire upon exercise of those Selling Shareholder Options from time to time.

         This prospectus also covers the possible grant of options to other individuals who are not full-time employees of the Corporation or its subsidiaries ("Additional Options" and, together with the Selling Shareholder Options, the "Options") pursuant to our 1996 Long-Term Incentive Plan.

      Our principal office is at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. Our telephone number is (302) 651-1000. Our common stock is listed on the Nasdaq National Market System under the trading symbol "WILM" until January 11, 1999, and will list on the New York Stock Exchange under the trading symbol "WL" beginning January 12, 1999.

         See the caption "Risk Factors" on page 2 through 6 for a description of risks associated with this offering. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         No one, including any salesman or broker, is authorized to provide oral or written information about this offering not included in this Prospectus.
_______________________________


_________, 1999

                                TABLE OF CONTENTS

                                                                            PAGE



Risk Factors                                                                  2
Where You Can Find More Information                                           6
Incorporation of Certain Documents by Reference                               7
Use of Proceeds                                                               7
Selling Shareholders                                                          8
Plan of Distribution                                                          9
1996 Long-Term Incentive Plan                                                10
Legal Matters                                                                13
Experts                                                                      13


                                  RISK FACTORS

         We operate in a rapidly changing environment that involves numerous risks, some of which are beyond our control. Some of those risks are highlighted below. Readers also should review documents we have filed with the SEC, in particular our Annual Report on Form 10-K for the most recent fiscal year, which identifies important risk factors for us.

1.       INTEREST RATE AND OTHER LENDING RISKS.

         The banks we own offer fixed and adjustable interest rates on loans, with terms of up to 30 years. Although the majority of residential mortgage loans our banks originate are fixed-rate, adjustable rate mortgage ("ARM") loans increase the responsiveness of our banks' loan portfolios to changes in market interest rates. However, ARM loans generally carry lower initial interest rates than fixed-rate loans. In addition, ARM loans can increase the possibility of delinquencies in periods of high interest rates.

         Our banks also originate loans secured by mortgages on commercial real estate and multi-family residential real estate. These loans generally involve greater risks than one-to-four family residential mortgage loans. Commercial and multi-family real estate loans usually are larger than one-to-four family residential mortgage loans. Customers' ability to repay those loans often is dependent on operating and managing those properties successfully. Adverse conditions in the real estate market or the economy generally can impact repayment more severely than loans secured by one-to-four family residential properties. Moreover, the commercial real estate business is cyclical and subject to downturns, overbuilding and local economic conditions.

         Our banks also make construction loans for residences and commercial buildings, as well as on unimproved property. These loans also enable the banks to increase the interest rate sensitivity of their loan portfolios and receive higher yields than those obtainable on permanent residential mortgage loans.

These higher yields correspond to the higher risks associated with construction lending. Construction lending risks include those associated generally with loans on the type of property securing the loan and other risks. Our banks sometimes fund the interest on a construction loan by including the interest as part of the total loan. Moreover, commercial construction lending often involves disbursing substantial funds with repayment dependent largely on the success of the ultimate project instead of the borrower's or guarantor's ability to repay.

2.       COMPETITION.

         Our banks compete for both deposits and loans. Many of our banks' competitors are larger and have greater financial resources than us. Savings banks, savings and loan associations and commercial banks located in our banks' principal market areas have historically provided the most direct competition for deposits. Dealers in government securities and deposit brokers also provide competition for deposits. Savings banks, savings and loan associations, commercial banks, mortgage banking companies, insurance companies and other institutional lenders provide our principal competition for loans.

         Banks, trust companies, investment advisers, mutual fund companies and insurance companies provide our principal competition for trust and asset management business.

3.       ECONOMIC CONDITIONS.

         Slow economic conditions or deterioration in commercial and real estate markets could impair our borrowers' ability to repay their loans. In that event, we would expect increased nonperforming assets, credit losses and provisions for loan losses.

4.       REGULATION.

         We are subject to a variety of regulatory restrictions in conducting our business by Federal and state authorities. These include restrictions imposed by the Bank Holding Company Act, the Federal Deposit Insurance Act, the Federal Reserve Act, the Home Owners' Loan Act and a variety of Federal and state consumer protection laws.

 5.   YEAR 2000 ISSUE.

         Some computer hardware and software and other equipment include computer code in which calendar year data is abbreviated to only two digits. Some of these systems could fail to operate or produce correct results if "00" is interpreted to mean 1900, rather than 2000. As a result, many calculations that rely on data field information, such as interest, payment or due dates and other operating functions, may generate results which could be significantly misstated. These problems are sometimes referred to as the "Year 2000 Issue".

         ASSESSMENT. We have established a company-wide task force that reviewed all mission-critical computer-based and business systems and applications, and developed a company-wide action plan for the Year 2000 date change. This action plan includes modifying existing software, acquiring new software and/or acquiring new hardware. The task force evaluates the impact of the Year 2000 across the following disciplines:

    .     Information technology
    .     Business risk impact analysis
    .     Credit risk
    .     Investment risk
    .     Vendor management
    .     Communications
    .     Contingency planning

The task force reviews the project plans each of our business units has prepared. The task force, together with our executive management, monitors each unit's methods and progress against those plans bi-weekly. The task force has previously provided status reports to the Audit Committee of the Board of Directors quarterly, and currently provides quarterly status reports to the entire Board of Directors.

         INFORMATION TECHNOLOGY SYSTEMS. We believe we have identified the mission-critical software applications and related equipment we use which must be modified, upgraded or replaced. We have begun modifying, upgrading and replacing those systems. We expect to complete those modifications by December 31, 1998 and complete testing of them against other interfacing applications by June 30, 1999.

         We have begun identifying other non-mission-critical computer software and equipment which may be affected by the Year 2000 date change, and determining whether remedial action is needed.

         SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS. In addition to computer software and related systems, we operate office and facilities equipment such as fax machines, photocopiers, automated teller machines, telephone switches, security systems, elevators and other common devices that may be affected by the Year 2000 date change. We are assessing the potential effect and cost of remediating the Year 2000 Issue on our office and facilities equipment. We expect to complete remediation and testing of mission-critical office and facilities equipment by December 31, 1998.

         We have engaged a third-party vendor to assist us in establishing our Program Management Office and in developing and implementing certain of our Year 2000 strategies. However, we have used and anticipate continuing to use primarily internal resources to reprogram and test our software and office and facilities equipment for required Year 2000 modifications. We estimate that, through September 30, 1998, we have spent 73,000 in internal workhours, $1.8 million in third-party programming costs and $4.8 million for hardware, software and other expenses to address the Year 2000 date change. Experts within each of our business areas have provided further assistance in testing and quality assurance in our Year 2000 compliance efforts. The substantial majority of internal workhours and external costs have been spent to repair existing software. We estimate that, at September 30, 1998, we were 84% complete in remediating our mission-critical systems and 31% complete in stand-alone testing of those systems. Stand-alone testing examines and tests the business functionality of an application using future dates with limited application interface testing, but does not include testing the application interfacing with all other applications in a "real time" environment. Accordingly, we also intend to devote additional internal resources to test these applications interfacing in a "real time" environment, assist in contingency planning and production support for critical dates and assure that future modifications and vendor releases do not introduce new date-related problems.

         We estimate that, to complete required modifications, upgrades and replacements of our internal systems and testing, we will expend 98,500 additional internal workhours, including approximately 18,500 hours in the fourth quarter of 1998 and 73,000 hours in 1999, as well as approximately 7,000 hours in 2000 for production support. In addition, we expect that we will incur an additional $1.7 million in third-party programming costs and $7.8 million for hardware, software and other expenses (including $5.5 million to update and provide a standard platform for our personal computers).

         We have devoted approximately 34% of our available application programming and 16% of our total internal information technology resources to the Year 2000 issue in 1998. Accordingly, we have deferred some other information technology projects pending resolution of the Year 2000 Issue. However, do not believe that such deferrals will have a material adverse impact on our financial performance or results of operations.

         VENDORS AND CUSTOMERS. During 1998, we initiated formal communications with our significant vendors, including power and utility suppliers, and customers to determine the extent to which those entities could impact us by failing to remediate the Year 2000 Issue. During the fourth quarter of 1998, we are conducting face-to-face meetings with critical vendors that have not responded to our information requests previously. The FDIC also has examined the Year 2000 compliance programs of many of our larger vendors. We have limited control over the actions of these third parties, and there can be no assurance that they will resolve all Year 2000 Issues.

         MOST LIKELY CONSEQUENCES OF YEAR 2000 ISSUE. We believe we are addressing all key components necessary to resolve the Year 2000 Issue and, based upon current information, we expect to identify and resolve in a timely manner all Year 2000 Issues which could adversely affect our business operations. Nevertheless, it is not possible to determine with complete certainty that all Year 2000 Issues affecting us or our vendors or customers are identified and corrected, or the duration, severity or financial consequences of any failure. It is possible that we may experience certain operational inconsistencies and inefficiencies that may result in, among other things, temporary delays in processing customers' checks and payments and other transactions. This could divert our time and attention and financial resources from ordinary business activities. We also could experience the possible failure of certain systems, which may require significant efforts to prevent or alleviate material business disruptions.

         CONTINGENCY PLANS. We are developing contingency plans which we may implement if our efforts to identify and correct Year 2000 Issues are not completely effective. Depending on the systems affected, those plans might include accelerated replacement of affected hardware or software, short- to medium-term use of back-up sites, equipment and software, increased workhours for our personnel and/or use of contract personnel to remedy any Year 2000 Issues or provide manual workarounds for information systems. If we implement any of these contingency plans, it could have an adverse effect on our financial position and results of operations.

         We expect to complete contingency plans for our mission-critical business functions by January 31, 1999. We expect to complete testing of those plans and finalize any necessary revisions to those plans by June 30, 1999.

         DISCLAIMER. The discussion above of our efforts and expectations relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance and the level of incremental costs associated with that could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' and customers' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") relating to the securities offered hereby with the SEC in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits. Certain of our financial and other information is contained in the documents indicated below under the caption "Incorporation of Certain Documents by Reference." That information is not presented in this Prospectus or delivered with it. For further information with respect to us and the securities offered by this Prospectus, we refer you to the Registration Statement and its exhibits.

         Statements contained in this Prospectus regarding the contents of any contract or other document referred to may not necessarily be complete. In each instance, reference is made to the copy of that contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by that reference.

         You may inspect a copy of the Registration Statement without charge or obtain a copy from the SEC upon payment of fees the SEC prescribes at the public reference facilities the SEC maintains in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file periodic reports, proxy statements and other information with the SEC. You may inspect or copy these reports, proxy statements and other information at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of documents obtained at the SEC's public reference section will be at prescribed rates. You also may obtain copies of these reports by reference to the Corporation on the SEC's Worldwide Web page (http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which we have filed with the SEC, are incorporated in this Prospectus by reference:

         1.     Annual Report on Form 10-K for the year ended December 31, 1997;

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         3.     Current Report on Form 8-K dated April 24, 1998;

         4.     The  Registration  Statement  on Form 8-A filed on  December  1,
                1998;

         5. The description of our common stock contained on pages 27 through 29 of the proxy statement of Wilmington Trust Company dated May 2, 1991; and

         6. The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed on January 28, 1995.

         All reports and other documents we subsequently file pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, are deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in the Registration Statement or in any other document subsequently filed that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. Any statement so modified or superseded is not deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide without charge to each person to whom this Prospectus is delivered, upon that person's written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference. We will not provide exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information this Prospectus incorporates. Requests for those documents should be directed to: Wilmington Trust Corporation, Rodney Square North, 1100 Market Street, Wilmington, DE 19890, Attention: Thomas P. Collins, Vice President and Secretary. Mr. Collins' telephone number is (302) 651-1693.





                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of any shares by the Selling Shareholders. However, we will receive proceeds upon the exercise of Options if the Options are exercised and the exercise price is paid in cash. We will pay the costs associated with registering the shares underlying the Options under the Securities Act and preparing this Prospectus.

                              SELLING SHAREHOLDERS

         The following list sets forth the names of the Selling Shareholders, the number of shares of our common stock each owned at December 8, 1998 and the number of shares they may offer for resale by this Prospectus.

         Pursuant to Rule 416 under the Securities Act, the Selling Shareholders also may offer and sell an indeterminate number of additional shares of common stock that may become issuable upon exercise of the Selling Shareholder Options as a result of anti-dilution provisions contained in the Selling Shareholder Options. Those additional shares are not included in the following table.


-------------------------------------------------------------------------------------------------------------------

                                  SHARES BENEFICIALLY OWNED
NAME OF SELLING SHAREHOLDER               PRIOR TO              SHARES BEING    SHARES BENEFICIALLY OWNED
                                          OFFERING(1)              OFFERED (1)     AFTER OFFERING (2)
-------------------------------------------------------------------------------------------------------------------
Gerald B. Cramer                            700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Edward J. Rosenthal                         700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Jay B. Abramson                             700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Arthur J. Pergament                         700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Ronald H. McGlynn                           700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Fred M. Filoon                              700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Eugene A. Trainor, III                      700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Lena Khatcherian                            700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Michael J. Marrone                          700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Scott L. Geller                             700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Kevin M. Chin                               700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Michael A. Prober                           700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Scott L. Scher                              700                     700                           0
-------------------------------------------------------------------------------------------------------------------
William R. Cline                            700                     700                           0
-------------------------------------------------------------------------------------------------------------------
Linda L. O'Neal                           2,700                     100                       2,600
-------------------------------------------------------------------------------------------------------------------

         Messrs. Cramer, Rosenthal, Abramson, Pergament, McGlynn, Filoon, Trainor, Marrone, Geller, Chin, Prober, Scher and Cline and Ms. Khatcherian are employees of Cramer Rosenthal McGlynn, LLC, an affiliate of ours. Ms. O'Neal, a part-time employee of WTC at the time we granted Selling Shareholder Options to her, now is a full-time employee.

--------------------

 (1) Includes Selling Shareholder Options for 700 shares of our common stock with respect to each Selling Shareholder other than Ms. O'Neal and Selling Shareholder Options for 100 shares of our common stock with respect to Ms. O'Neal. Each Selling Shareholder Option is convertible at the holder's option into one share of our common stock. The exercise price per share of each Selling Shareholder Option is $62.375. Each Selling Shareholder Option may be exercised one year after grant and until ten years after grant. The number of shares of common stock issuable on exercise of the Selling Shareholder Options and the exercise price per share may be adjusted in certain circumstances.

(2) Assumes sale of all shares underlying the Selling Shareholder Options. None of the Selling Shareholders will own more than one percent of our stock after this offering.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders and their pledgees, donees and tranferees or other successors in interest may transfer the shares underlying the Selling Shareholder Options directly to one or more purchasers (including pledgees) or through brokers or dealers who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

         The shares may be transferred in one or more of the following methods:

         1. Ordinary brokers' transactions, which may include long or short sales;

         2. Purchases by brokers or dealers as principal and resale by those purchasers for their own accounts pursuant to this Prospectus;

         3. "At the market" to or through market makers or into an existing market for our common stock; or

         4. In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents.

         In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers, who may engage in short sales of shares of our common stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders, or their successors in interest, may also enter into option or other transactions with broker-dealers that require delivery by those broker-dealers of the shares, which may then be resold pursuant to this Prospectus.

         In addition, the Selling Shareholders may, from time to time, sell short our common stock. In those instances, this Prospectus may be delivered in connection with those short sales and the shares may be used to cover such short sales. Any or all of the sales or other transactions involving the shares described above, whether effected by the Selling Shareholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         From time to time, the Selling Shareholders may transfer, pledge, donate or assign their shares to lenders, family members and others. Each of those persons, upon acquiring the shares, will be deemed to be a "Selling Shareholder" for purposes of this Prospectus. The plan of distribution for shares sold through this Prospectus will remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. If we are notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares of our stock, we will file a supplement to this Prospectus.

         Brokers, dealers or agents participating in the distribution of the shares underlying the Selling Shareholder Options as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the shares for whom those broker-dealers act as agent, or to whom they may sell as principal or both. That compensation to a particular broker-dealer may be less than or in excess of customary commissions. The Selling Shareholders and any broker-dealers who act in connection with the sale of those shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Shareholder can presently estimate the amount of such compensation. We know of no existing arrangements between any Selling Shareholder and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares underlying the Selling Shareholder Options.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for one business day prior to the commencement of that distribution and ending upon that person's completion of participation in the distribution, subject to certain exceptions for passive market-making transactions. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, which may limit the timing of purchases and sales of our stock by the Selling Shareholders.

         At the time a particular offer of shares is made, to the extent required we will distribute a supplemental prospectus that will set forth the number of shares being offered and the terms of the offering, including the name or names of the Selling Shareholders and any dealers or agents, the purchase price paid for the shares and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         To comply with the securities laws of certain states, if applicable, the shares underlying the Selling Shareholder Options may be sold in those jurisdictions only through registered or licensed brokers or dealers.


                          1996 LONG-TERM INCENTIVE PLAN

         We also may grant Additional Options to purchase up to 6,000 shares of our common stock in the future to the Selling Shareholders and to other individuals who are not our full-time employees. If granted, these Additional Options would be granted under our 1996

Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The following is a summary of the material provisions of that plan, and is qualified in its entirety by reference to the complete text of that plan.

         ADMINISTRATION

         The Compensation Committee of our Board, comprised solely of non-employee directors, currently administers the Long-Term Incentive Plan. The Compensation Committee is elected annually, and determines the individuals who are eligible for and granted awards, including Additional Options, under the plan ("Awards"), the amount and type of Awards and establishes rules and guidelines relating to the plan.

         The Long-Term Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

         ADDITIONAL OPTION TERMS

         Additional Options granted under the Long-Term Incentive Plan to individuals other than full-time employees of the Corporation and its subsidiaries will be nonstatutory stock options. Options are contractual rights entitling the person who receives the option to purchase a stated number of shares of our common stock at a price established at the time the option is granted. Each option will be evidenced by a written agreement between the Corporation and the optionee. Each such option agreement will state the number of shares subject to the option and the exercise price per share. The exercise price per share for the Additional Options will not be less than 100% of the fair market value per share of our common stock on the date the option is granted.

         The exercise price for each Additional Option will be payable in cash, unless the option agreement provides for another form of payment, such as delivery of previously-acquired shares of our common stock equal in value to the exercise price.

         Additional Options will not be transferable or assignable by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and are exercisable during an optionee's lifetime only by the optionee.

         The common stock to be issued upon exercise of Additional Options will be authorized and unissued shares or issued shares we have reacquired and hold in treasury.

         TERMINATION OF EMPLOYMENT

         Under the Long-Term Incentive Plan, unless the Compensation Committee determines otherwise, an optionee's options expire (1) on the termination of the optionee's employment for any reason other than the optionee's retirement, disability or death or (2) the earlier of (a) three years after the date of the optionee's retirement, disability or death or (b) the scheduled expiration date of the optionee's options.

         ADJUSTMENTS UPON CHANGES IN COMMON STOCK

         In the event of a reorganization, reclassification, recapitalization, stock dividend or stock split of our common stock or combination or other change in our capitalization, to prevent the dilution or enlargement of rights under Awards, the Compensation Committee will make adjustments it deems appropriate in the number of shares authorized to be issued under the Long-Term Incentive Plan and the terms of outstanding Awards. As a result of these anti-dilution provisions, pursuant to Rule 416 under the Securities Act, optionees also may offer an sell an indeterminate number of additional shares of common stock that may become exercisable upon exercise of Additional Options.

         AMENDMENT AND TERMINATION

         Subject to the Board's right to terminate the Long-Term Incentive Plan earlier, the plan will terminate on April 18, 2000. The Board may alter or amend the plan at any time, but it generally may not, without the approval of our stockholders, make any alteration or amendment to the plan if stockholder approval would be required to maintain the plan's compliance with SEC Rule 16b-3. No amendment of the plan will affect or impair the rights of an optionee with respect to an Award previously granted without the participant's consent. Termination of the plan will not affect Awards previously granted.

         CHANGE IN CONTROL

         Upon a change in control of the Corporation, all options granted under the Long-Term Incentive Plan will become exercisable immediately. A change in control includes:

         1.  A consolidation or merger of WTC or us with a third party.

         2. A transfer of substantially all of WTC's or our assets to a third party or a complete liquidation or dissolution of us or WTC;

         3. A third party acquires any combination of beneficial ownership of and voting proxies for more that 15% of WTC's or our voting stock or the ability to control the election of WTC's or our directors or the management or policies of WTC or us;

         4. The persons serving as our directors as of February 29, 1996, and those replacements or additions subsequently nominated by that Board of Directors or by persons nominated by them or their nominees, are no longer at least a majority of our Board; or

         5. A regulatory agency determines that a change in control of us has occurred.


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Federal income tax consequences to an optionee generally are as set forth below. However, each optionee is urged to consult his or her personal tax advisor with respect to the application of Federal income tax laws to his or her personal circumstances, changes in those laws and the possible effects of state and other taxes.

         An optionee generally does not recognize taxable income upon the grant of a nonstatutory stock option. However, upon exercise of that option, the optionee will recognize ordinary income equal to the amount by which the fair market value of the common stock acquired upon exercise exceeds the exercise price.

         If the optionee later sells that common stock, the difference between the amount realized on the sale and the optionee's tax basis in that stock (generally, the sum of the exercise price plus the amount of any ordinary income recognized upon exercise) will be taxed as short-term or long-term capital gain or loss, depending on how long the optionee held the stock.

         EXERCISES USING COMMON STOCK

         The Long-Term Incentive Plan permits optionees, with the Compensation Committee's approval, to pay the exercise price of an option by delivering to us shares of our common stock. In general, the Federal income tax consequences of the exercise of a nonstatutory stock option described above are not altered by using previously-acquired shares of common stock to pay the exercise price. An optionee who exercises an option in this manner will not recognize capital gain with respect to the shares of common stock delivered in payment of the exercise price.

         OTHER TAX CONSEQUENCES

         An optionee's employer will be entitled to a deduction for Federal income tax purposes in the year in which the optionee recognizes ordinary income with respect to the exercise of a nonstatutory stock option. The deduction will equal the amount the optionee recognizes as ordinary income.

         The employer may satisfy applicable withholding tax obligations that arise by withholding appropriate amounts from the optionee or by requiring the optionee to remit sufficient amounts of tax to it.

                                  LEGAL MATTERS

         One of our lawyers will issue an opinion about the legality of the Shares for us and the Selling Shareholders.

                                     EXPERTS

      The consolidated financial statements of the Corporation and its subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report dated January 23, 1998, accompanying such financial statements incorporated by reference in that Form 10-K and are incorporated by reference in this registration statement in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses we expect to incur in connection with the sale and distribution of the shares of common stock being registered hereby. With the exception of the registration fee, all amounts shown are estimates.

         Securities and Exchange Commission Registration Fee..... $       182.35
         Accounting Fees and Expenses............................       2,500.00
         Legal Expenses..........................................       2,500.00
                                                                        --------
                  Total.......................................... $     5,182.35
                                                                        ========


-----------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Restated Certificate of Incorporation provides that a director will not be liable to Wilmington Trust or its stockholders for monetary damages for breach of fiduciary duty as a director, unless that limitation on liability is not permitted under Delaware's General Corporation Law. Our Bylaws provide that we will indemnify a person threatened to be made a party or otherwise involved in any proceeding because he or she is or was our director or officer, or is or was serving at our written request as a director, officer, employee or agent of another entity, against liability that person suffers and expenses that person incurs. We must indemnify a person in connection with a proceeding that person initiates only if our Board of Directors authorized that proceeding.

         Section 145 of Delaware's General Corporation Law provides that a corporation may indemnify its officers, directors, employees and agents (or persons who served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses they incur in defending any action as a result of being a director, officer, employee or agent if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests. In the case of any criminal action or proceeding, the individual must have had no reason to believe his conduct was unlawful.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

5        Opinion of Gerard A. Chamberlain, Esquire.
23.1     Consent of Ernst & Young, LLP.
23.2     Consent of Gerard A. Chamberlain, Esquire (included in Exhibit 5).
24       Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 and that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Wilmington, Delaware on December 17, 1998.


                  WILMINGTON TRUST CORPORATION



                  By: /s/ Ted T. Cecala
                      ---------------------------
                          Ted T. Cecala
                          Chairman of the Board and Chief Executive Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas P. Collins and Gerard A. Chamberlain and each or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments hereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                            TITLE                                DATE
      ---------                            -----                                ----

/s/ Ted T. Cecala                          Chairman of the Board,               December 17, 1998
----------------------------               Chief Executive Officer
Ted T. Cecala                              and Director
                                           (Principal Executive Officer)


/s/ David R. Gibson                                                             December 17, 1998
---------------------------                Senior Vice President and
David R. Gibson                            Chief Financial Officer
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)





                                      -17-

/s/ Robert V.A. Harra, Jr.                 President, Chief Operating           December 17, 1998
-------------------------------            Officer, Treasurer and
Robert V.A. Harra, Jr.                     Director


/s/ Carolyn S. Burger
-------------------------------            Director                             December 17, 1998
Carolyn S. Burger


/s/ Richard R. Collins
-------------------------------            Director                             December 17, 1998
Richard R. Collins


/s/ Charles S. Crompton, Jr.
-------------------------------            Director                             December 17, 1998
Charles S. Crompton, Jr.


/s/ H. Stewart Dunn, Jr.
-------------------------------            Director                             December 17, 1998
H. Stewart Dunn, Jr.


/s/ Edward B. duPont
-------------------------------            Director                             December 17, 1998
Edward B. duPont


/s/ R. Keith Elliott
-------------------------------            Director                             December 17, 1998
R. Keith Elliott


/s/ Robert C. Forney
-------------------------------            Director                             December 17, 1998
Robert C. Forney


/s/ Andrew B. Kirkpatrick, Jr.
------------------------------             Director                             December 17, 1998
Andrew B. Kirkpatrick, Jr.


/s/ Rex L. Mears
------------------------------             Director                             December 17, 1998
Rex L. Mears


/s/ Hugh E. Miller                         Director                             December 17, 1998
------------------------------
Hugh E. Miller


/s/ Stacey J. Mobley
-----------------------------              Director                             December 17, 1998
Stacey J. Mobley




                                      -18-


/s/ Leonard W. Quill
----------------------------               Director                             December 17, 1998
Leonard W. Quill


/s/ David P. Roselle                       Director                             December 17, 1998
----------------------------
David P. Roselle


/s/ H. Rodney Sharp, III
---------------------------                Director                             December 17, 1998
H. Rodney Sharp, III


/s/ Thomas P. Sweeeney
--------------------------                 Director                             December 17, 1998
Thomas P. Sweeney


/s/ Mary Jornlin-Theisen
--------------------------                 Director                             December 17, 1998
Mary Jornlin-Theisen


/s/ Robert W. Tunnell, Jr.
--------------------------                 Director                             December 17, 1998
Robert W. Tunnell, Jr.



                                      -19-